Exhibit 21(a)
PPL Corporation
Subsidiaries of the Registrant
As of December 31, 2003

Company Name Business Conducted under Same Name	State or Jurisdiction of Incorporation/Formation

PMDC International Holdings, Inc	Delaware

PPL Brunner Island	Delaware

PPL Capital Funding Inc.	Delaware

PPL Electric Utilities Corporation	Pennsylvania

PPL Energy Funding Corporation	Pennsylvania

PPL EnergyPlus, LLC	Pennsylvania

PPL Energy Supply, LLC	Delaware

PPL Generation, LLC	Delaware

PPL Global, LLC	Delaware

PPL Investment Corp.	Delaware

PPL Montana Holdings, LLC	Delaware

PPL Montour, LLC	Delaware

PPL Susquehanna, LLC	Delaware

PPL Transition Bond Company, LLC	Delaware

WPD Investment Holdings Ltd.	United Kingdom